SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C.   20549

______________________________________________________________________________

FORM 8-K

CURRENT REPORT

______________________________________________________________________________

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934.

March 29, 2000

DATE OF REPORT (Date of earliest event reported)

BRASS EAGLE INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-23385	71-0578572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 SE 30TH Street, Bentonville, Arkansas   72712

(Address of principal executive offices)    (zip code)

(501) 464-8700

(Registrant's telephone number, including area code)

ITEM 5.    OTHER EVENTS

On March 29, 2000 Brass Eagle Inc. (the Registrant) signed an agreement to purchase substantially all of the assets of JT USA, L. P. of Chula Vista, California. Brass Eagle Inc. issued a press release on March 29, 2000 regarding this transaction, a copy of which is included as an exhibit hereto and incorporated herein by reference.

The closing of this transaction would occur on or about June 30, 2000 and provides for assumption of no material liabilities except ordinary course accounts payable. A working capital level of $2.7 million is assumed, with a purchase price adjustment for significant variances therefrom. The purchase price for the assets of the business is $32 million. The agreement is subject to a number of customary conditions to close.

Brass Eagle would enter into a lease for JT's office and manufacturing facility at Chula Vista, California simultaneously with the closing. The lease is for five years, with three five-year options to renew and an option to purchase at fair market value. The initial lease rental is $14,000 per month.

The agreement anticipates on-going operations, with the same employee, supplier and customer base. There is a consulting agreement with John Gregory, the President of JT. In general, the Seller retains liability for any events that occur pre-closing.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS
99 (i)	Press Release dated March 29, 2000, issued by Registrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRASS EAGLE INC.

DATE: March 29, 2000	BY: /s/ J. R. Brian Hanna
J. R. Brian Hanna
Vice President - Finance and Chief Financial Officer and Treasurer
(on behalf of the Registrant and as the
Registrant's principal Financial and Accounting Officer)

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT

99 (i)	Press Release dated March 29, 2000, issued by Registrant

EXHIBIT 99 (i)

BRASS EAGLE INC.

PRESS RELEASE

Company Contact:	J. R. Brian Hanna
Brass Eagle Inc.
Chief Financial Officer
(501) 464-6630

Investor Relations:	Chad A. Jacobs
Integrated Corporate Relations
(203) 222-9013
Chad Jacobs' e-mail address

FOR IMMEDIATE RELEASE

Brass Eagle Inc. Signs Agreement to Acquire JT USA

Bentonville, AR, March 29, 2000 - Brass Eagle Inc. (Nasdaq: XTRM) the worldwide leader in the manufacturing, marketing and distribution of paintball products today signed an agreement to purchase substantially all of the assets of JT USA, LP of Chula Vista, California for cash.

Under the terms of the deal, JT USA will continue to manufacture its core line of products under the JT label as well as produce masks and accessory products for Brass Eagle. JT USA will retain its headquarters and manufacturing facility in California and operate as a division of Brass Eagle. In addition, John Gregory, founder and President of JT USA has signed a long-term agreement in which he will remain on as a consultant.

JT USA is a leading manufacturer of protective accessories and apparel for the paintball industry. The JT USA product line, regarded as the benchmark in the industry, includes masks, goggles, active and casual apparel and protective gear primarily distributed through traditional paintball fields.

According to Brass Eagle, the acquisition will result in increased market share, significant margin expansion, increased retail product offerings and further penetration into the traditional paintball market. In addition, the JT brand is expandable to other product categories in other extreme sports. Brass Eagle expects this acquisition to significantly enhance revenues and returns during the next few years.

Lynn Scott, Brass Eagle President and CEO stated, "We are excited about acquiring another premier brand and believe this represents an ideal partnership for Brass Eagle going forward. JT USA is recognized as a cutting edge, innovative, product and marketing driven company not only within the paintball industry, but also in the overall extreme sports market. With this acquisition, we have the opportunity to take advantage of JT's trendsetting image in the youth market, as well as its strong relationships in the traditional paintball market. Similarly, JT USA can leverage off Brass Eagle's extensive retail distribution network."

"More importantly, JT represents the ideal platform to expand our business outside paintball into the broader extreme sports market, which continues to grow exponentially in participation and popularity," Mr. Scott continued. "We look forward to capitalizing on the opportunities ahead."

John Gregory commented, "We are happy to see JT associated with a company who will have the financial power and organization to take JT products to the next level. The combination of JT's R & D capabilities and marketing savvy coupled with Brass Eagle's sales and distribution experience is extremely compelling in my opinion, and will open up many opportunities for our customers and employees, alike. It will be exciting to watch JT move into the next dimension. It's truly a win-win situation for all parties involved."

Mr. Scott concluded, "We will continue to pursue these types of strategic opportunities and build a portfolio of premier brands. We remain committed to becoming one of the leading extreme sports, lifestyle companies in the new millennium."

Further details are available in the Company's 8-K filing. Additionally, the Company reported that it continues to explore strategic and financial opportunities to enhance shareholder value. As mentioned before, Brass Eagle has retained McDonald Investments Inc. to advise it in its development and consideration of alternatives, which could include, but are not necessarily limited to, the sale of the Company, as well as a corporate stock repurchase program and strategic acquisitions.

Brass Eagle is unique in providing a full line of paintball guns and accessory products from beginner through competition level. The Company is the dominant supplier of products for this rapidly growing sport. Brass Eagle has been named one of the "Top 100" Hot Growth Companies by Business Week magazine and one of the IW Growing Companies 25, America's Most Successful Small Manufacturers by Industry Week magazine.

Various statements made about future expectations, plans and prospects for the Company and for the acquisition of JT's assets constitute forward-looking statements for purposes of the safe harbor provisions under the private securities litigation reform act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company's annual report on form 10-K which is on file with the SEC. The note regarding forward-looking statements in the Company's 10-K will apply to any forward-looking statements made here today.